SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                   ----------

                            SCHEDULE 14A INFORMATION

                                 Proxy Statement
        Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant |X|
Filed by a Party other than the Registrant |_|

Check the appropriate box:
|_|  Preliminary Proxy Statement        |_|  Confidential, For Use of Commission
                                             Only (as permitted by
                                             Rule 14a-6(e)(2))
|X|  Definitive Proxy Statement
|_|  Definitive Additional Materials
|_|  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                      COMMODORE APPLIED TECHNOLOGIES, INC.

                (Name of Registrant as Specified in Its Charter)


--------------------------------------------------------------------------------
    (Names of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

|X|  No fee required

|_|  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)  Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

(2)  Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

(4)  Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

(5)  Total fee paid:

--------------------------------------------------------------------------------

|_|  Fee paid previously with preliminary materials:

--------------------------------------------------------------------------------

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, of the form or schedule and the date of its filing.

(1)  Amount previously paid:

--------------------------------------------------------------------------------

(2) Form, Schedule or Registration Statement no.:

--------------------------------------------------------------------------------

(3) Filing Party:

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(4) Date Filed:

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

                         [COMMODORE APPLIED LETTERHEAD]





                                                                  April 30, 1998


Dear Stockholder:

     You are cordially invited to attend the 1998 Annual Meeting of Stockholders of Commodore Applied Technologies, Inc. (the "Company") to be held on Wednesday, June 3, 1998, at 11:00 a.m., local time, at The Links Club, 36 East 62nd Street, New York, New York 10021. Enclosed is a formal Notice of Annual Meeting and Proxy Statement, together with a proxy card and return envelope for use of stockholders who are unable to be present in person at the Annual Meeting. Also enclosed for your review is the Company's 1997 Annual Report to Stockholders.

     The formal Notice of Annual Meeting and Proxy Statement describe the specific business to be acted upon at the Annual Meeting, and we urge you to read these materials carefully. In addition to electing directors, stockholders will be entitled to vote upon the ratification of the selection of Price Waterhouse LLP as the Company's independent auditors for the ensuing year. Your Board of Directors unanimously believes that the election of the nominees named in the Proxy Statement as directors of the Company, and the ratification of the appointment of Price Waterhouse LLP as the Company's independent auditors for the year ending December 31, 1998 are in the best interests of the Company and its stockholders and, accordingly, recommends a vote "FOR" the foregoing proposals.

     Whether or not you plan to attend the Annual Meeting in person, and regardless of the size of your holdings, it is very important that your shares be represented and voted at the Annual Meeting. After reading the enclosed Notice of Annual Meeting and Proxy Statement, please complete, sign, date and return the enclosed proxy card in the self-addressed, postage paid envelope provided for your convenience. Because mail delays occur frequently, it is important that the enclosed proxy card be returned well in advance of the Annual Meeting. If the address on the accompanying material is incorrect, please advise our Transfer Agent, The Bank of New York, in writing, at 101 Barclay Street, New York, New York 10286. If, after returning your proxy card, you find that you are able to attend the Annual Meeting in person and wish to personally vote your shares, you may revoke your proxy at that time and personally vote your shares at the Annual Meeting.

     I hope to see you at the Annual Meeting and to have the opportunity to introduce you to our management team and the other members of the Board of Directors. On behalf of your Board of Directors, we greatly appreciate your continued support.

                                          Sincerely yours,


                                          PAUL E. HANNESSON
                                          Chairman of the Board, President
                                          and Chief Executive Officer

                      COMMODORE APPLIED TECHNOLOGIES, INC.
                        150 East 58th Street, Suite 3400
                            New York, New York 10155

                          ----------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             To Be Held June 3, 1998

                          ----------------------------


To the Stockholders of COMMODORE APPLIED TECHNOLOGIES, INC.:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Annual Meeting") of Commodore Applied Technologies, Inc., a Delaware corporation (the "Company"), will be held at 11:00 a.m., local time, on Wednesday, June 3, 1998, at The Links Club, 36 East 62nd Street, New York, New York 10021, for the following purposes:

     1. To elect nine directors to hold office until the Annual Meeting of Stockholders to be held in 1999, and until their respective successors are duly elected and have qualified;

     2. To ratify the appointment of Price Waterhouse LLP as the Company's independent auditors for the year ending December 31, 1998; and

     3. To consider and transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

     The Board of Directors has fixed the close of business on April 27, 1998, as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting or any adjournment thereof. A list of stockholders entitled to vote at the Annual Meeting will be open for examination for ten days preceding the Annual Meeting, during ordinary business hours, at the location of the principal executive offices of the Company set forth above and will also be available for inspection at the Annual Meeting.

                          By Order of the Board of Directors



                          MICHAEL D. FULLWOOD
                          Senior Vice President, Chief Financial and
                          Administrative Officer, Secretary and General Counsel


New York, New York
April 30, 1998


--------------------------------------------------------------------------------
                             YOUR VOTE IS IMPORTANT

     It is important that your shares be represented at the Annual Meeting, regardless of the number of shares you hold. Therefore, whether or not you plan to attend the Annual Meeting, please complete, sign, date and return the enclosed proxy card promptly in the enclosed self-addressed, postage-paid envelope provided for your convenience. Proxies may be revoked at any time before the shares subject to the proxy are voted, and stockholders who are present at the Annual Meeting may revoke their proxies at that time and vote in person if they desire.
--------------------------------------------------------------------------------

                      COMMODORE APPLIED TECHNOLOGIES, INC.
                        150 East 58th Street, Suite 3400
                            New York, New York 10155

                            ------------------------

                                 PROXY STATEMENT

                            ------------------------

                         ANNUAL MEETING OF STOCKHOLDERS
                      TO BE HELD ON WEDNESDAY, JUNE 3, 1998


     This Proxy Statement is being furnished to the stockholders of Commodore Applied Technologies, Inc., a Delaware corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company (the "Board of Directors" or the "Board") from holders of outstanding shares of common stock, par value $0.001 per share, of the Company (the "Common Stock"), for use at the Annual Meeting of Stockholders to be held on Wednesday, June 3, 1998, and at any adjournment or postponement thereof (the "Annual Meeting").

     The costs of preparing, assembling and mailing the proxy material will be borne by the Company. Solicitations will be made only by use of the mail except that, if deemed desirable, officers and other employees of the Company may solicit proxies by telephone, facsimile and/or other means of communication. Such persons will receive no compensation therefor in addition to their regular salaries, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. Arrangements will be made with banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy material to the beneficial owners of the stock held of record by such persons and to request authority for the execution of proxies. The Company will
reimburse  such  persons  for  their  reasonable   expenses   incurred  in  this
connection.

     It is anticipated that the mailing to stockholders of this Proxy Statement, the attached Notice of Annual Meeting and the enclosed proxy card will commence on or about April 30, 1998. The Company's 1997 Annual Report to Stockholders accompanies but does not constitute a part of this Proxy Statement.

     The purpose of the Annual Meeting, and the matters to be acted upon are set forth in the attached Notice of Annual Meeting. As of the date of this Proxy Statement, the Board of Directors knows of no other business which will be presented for consideration at the Annual Meeting. A stockholder who executes a proxy may revoke such proxy, at any time before the shares subject to the proxy are voted, by: (i) filing with the Secretary of the Company at the Company's principal executive offices (a) a written notice of revocation bearing a later date than the proxy, or (b) a duly executed proxy relating to the same shares bearing a later date than the original proxy; or (ii) attending the Annual Meeting, withdrawing the proxy and voting in person. Attendance at the Annual Meeting will not in and of itself constitute revocation of a proxy. No revocation of a previously delivered proxy shall be effective unless it is received by the Secretary of the Company before the shares subject to the proxy are voted at the Annual Meeting.

     Unless contrary instructions are indicated on the proxy cards, all shares represented by valid proxies received pursuant to this solicitation (and which have not been revoked in accordance with the procedures set forth above) will be voted "FOR" the election of the nine nominees for director named herein, and "FOR" the ratification of the appointment of Price Waterhouse LLP as the Company's independent auditors for the year ending December 31, 1998. If any other business shall properly come before the Annual Meeting, votes will be cast pursuant to said proxies in respect of any such other business in accordance with the judgment and in the discretion of the persons acting thereunder.

     The Company's principal executive offices are located at 150 East 58th Street, Suite 3400, New York, New York 10155, and its telephone number at that address is (212) 308-5800.

                       OUTSTANDING STOCK AND VOTING RIGHTS

     The Board of Directors has set the close of business on April 27, 1998 as the record date (the "Record Date") for determining the stockholders of the Company entitled to notice of and to vote at the Annual Meeting or any adjournment thereof. As of the Record Date there were 23,103,200 shares of Common Stock issued and outstanding, all of which are entitled to be voted at the Annual Meeting. There was no beneficial owner (as defined under the rules of the Securities and Exchange Commission) of more than 5% of the outstanding shares of Common Stock known to the Company at the Record Date, other than as set forth under the caption "Security Ownership of Certain Beneficial Owners and Management" below. Each share of Common Stock entitles the holder to one vote on each matter submitted to stockholders for a vote at the Annual Meeting.

     A quorum of stockholders is necessary to take action at the Annual Meeting. A quorum is established if at least a majority of the outstanding shares of Common Stock as of the Record Date is present in person or represented by proxy at the Annual Meeting. Directors will be elected by a plurality of the votes of the shares of Common Stock present in person or represented by proxy at the Annual Meeting. Ratification of the appointment of Price Waterhouse LLP as the Company's independent auditors for the year ending December 31, 1998 requires the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting. All other matters at the meeting will be decided by the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the subject matter. Votes cast in person or by proxy at the Annual Meeting will be counted and certified by two Inspectors of Election, of which one is expected to be an employee of the Company and the other is expected to be an employee of The Bank of New York, the Company's transfer agent. The Inspectors of Election will also determine whether or not a quorum is present at the Annual Meeting.

     In accordance with Delaware law, abstentions and "broker non-votes" (which occur when a broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal, because such broker or other nominee does not have discretionary voting power with respect to that matter and has not received instructions from the beneficial owner) will be treated as present for purposes of determining the presence of a quorum at the Annual Meeting. Directions to withhold authority will have no effect on the election of directors at the Annual Meeting, because directors are elected by a plurality of votes cast. For purposes of determining approval of a matter presented at the Annual Meeting, abstentions will be deemed present and entitled to vote and will, therefore, have the same legal effect as a vote "against" a matter presented at the Annual Meeting. Broker non-votes will be deemed not entitled to vote on the subject matter as to which the non-vote is indicated and, consequently, will not affect the outcome of the matter. If less than a majority of the outstanding shares of Common Stock as of the Record Date are represented at the Annual Meeting, a majority of the shares so represented may adjourn the Annual Meeting from time to time without further notice.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information with respect to the beneficial ownership of Common Stock as of the Record Date by (i) each person known to the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock of the Company, (ii) each director, (iii) each individual listed in the Summary Compensation Table herein, and (iv) all executive officers and directors of the Company as a group, as reported by such persons. Unless otherwise indicated, the owners have sole voting and investment power with respect to their respective shares.

                                                Number of Shares                   Percentage of Outstanding
         Name and Address of                     of Common Stock                    Shares of Common Stock
        Beneficial Owner (1)                 Beneficially Owned (2)                   Beneficially Owned
        --------------------                 ----------------------                   ------------------
Commodore Environmental
  Services, Inc......................             9,823,702 (3)                               42.5%

Bentley J. Blum......................             4,851,091 (4)                               21.0%

Mellon Bank Corporation (5)..........             1,994,000 (6)                                8.6%

Mellon Bank, N.A.(5).................             1,994,000 (6)                                8.6%

The Dreyfus Corporation (5)..........             1,994,000 (6)                                8.6%

Paul E. Hannesson....................             1,426,382 (7)                                6.2%

Ed L. Romero.........................               495,000 (8)                                2.1%

Tom J. Fatjo, Jr.....................               289,800 (9)                                1.3%

Kenneth L. Adelman, Ph.D.............               188,396(10)                                *

Michael D. Fullwood..................                81,729(11)                                *

Herbert A. Cohen.....................                85,183(12)                                *

David L. Mitchell....................                84,183(13)                                *

Thomas E. Noel.......................               100,000(14)                                *

Peter E. Harrod......................                50,000(15)                                *

Rayburn Hanzlik......................                30,000(16)                                *

All executive officers
  and directors as
  a group (12 persons)...............             7,681,764                                   33.2%

----------

(1) Unless otherwise indicated, the address of each beneficial owner is 150 East 58th Street, Suite 3400, New York, New York 10155. The address of Mellon Bank Corporation, Mellon Bank, N.A. and The Dreyfus Corporation is c/o Mellon Bank Corporation, One Mellon Bank Center, Pittsburgh, Pennsylvania 15258. Messrs. Blum and Hannesson are brothers-in-law. Mr. Harrod is the son-in-law of Mr. Romero.

(2) As used herein, the term beneficial ownership with respect to a security is defined by Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as consisting of sole or shared voting power (including the power to vote or direct the disposition of) with respect to the security through any contract, arrangement, understanding, relationship or otherwise, including a right to acquire such power(s) during the next 60 days. Unless otherwise noted, beneficial ownership consists of sole ownership, voting and investment rights.

(3) Excludes warrants to purchase an aggregate of 10,514,000 shares of Common Stock at exercise prices ranging from $4.50 per share to $10.00 per share. See "Certain Relationships and Related Transactions."

(4) Represents Mr. Blum's indirect beneficial ownership of Common Stock based upon his beneficial ownership of 28,479,737 shares and his spouse's ownership of 2,000,000 shares of common stock of Commodore Environmental Services, Inc. ("Environmental"), representing together 49.4% of the outstanding shares of Environmental common stock at the Record Date. Does not include 450,400 shares of Environmental common stock owned by Simone Blum, the mother of Mr. Blum, and 385,000 shares of Environmental common stock owned by Samuel Blum, the father of Mr. Blum. Mr. Blum disclaims any beneficial interest in the shares of Environmental common stock owned by his spouse, mother and father.

(5) The information set forth above with respect to Mellon Bank, N.A., Mellon Bank Corporation and The Dreyfus Corporation is based on information provided in a Schedule 13G, dated January 28, 1998 (the "Mellon Bank 13G"), furnished to the Company. According to the Mellon Bank 13G, The Dreyfus Corporation is a subsidiary of Mellon Bank, N.A. which, in turn, is a subsidiary of Mellon Bank Corporation. Mellon Bank Corporation is reporting as a parent holding company in accordance with Rule 13d-1(b)(1)(ii)(G) of the Exchange Act, Mellon Bank, N.A. is reporting as a bank as defined in
     Section 3(a)(6) of the Exchange Act in accordance with Rule 13d-1(b)(1)(ii)(B) of the Exchange Act, and The Dreyfus Corporation is reporting as an investment advisor registered under Section 203 of the Investment Advisers Act of 1940 in accordance with Rule 13d-1(b)(1)(ii)(E) of the Exchange Act.

(6) According to the Mellon Bank 13G, the shares reported include all shares held of record by Mellon Bank, N.A., as trustee of a benefit plan, which have not been allocated to the individual accounts of employee participants in such benefit plan.

(7) Consists of: (i) 240,000 shares of Common Stock underlying currently exercisable stock options granted to Mr. Hannesson by the Company under the Company's 1996 Stock Option Plan (the "Plan"); and (ii) Mr. Hannesson's indirect beneficial ownership of Common Stock based upon his ownership of an aggregate of (a) 2,650,000 shares of Environmental common stock owned by Suzanne Hannesson, the spouse of Mr. Hannesson, (b) 2,650,000 shares of Environmental common stock owned by the Hannesson Family Trust (Suzanne Hannesson and John D. Hannesson, trustees) for the benefit of Mr. Hannesson's spouse and (c) currently exercisable options to purchase 500,000 and 1,950,000 shares of Environmental common stock at $.53 per share and $0.84 per share, respectively, representing collectively 12.1% of the outstanding shares of Environmental common stock at the Record Date. Does not include 1,000,000 shares of Environmental common stock owned by each of Jon Paul and Krista Hannesson, the adult children of Mr. Hannesson, and additional stock options to purchase 1,500,000 shares of Environmental common stock at $0.84 per share, which vest and become exercisable ratably on November 18 of each of 1998 through 2000. Mr. Hannesson disclaims any beneficial interest in the shares of Environmental common stock owned by or for the benefit of his spouse and children.

(8) Consists of: (i) 450,000 shares of Common Stock; and (ii) 45,000 shares of Common Stock underlying currently exercisable stock options granted to Mr. Romero by the Company under the Plan.

(9) Consists of: (i) 41,400 shares of Common Stock directly owned by Mr. Fatjo; and (ii) 248,400 shares of Common Stock owned by First Financial Alliance Partnership, Inc., in which trusts controlled by Mr. Fatjo own 20% of the capital stock. Does not include 124,200 shares of Common Stock owned by Tom
     J. Fatjo III, the adult son of Mr. Fatjo. Mr. Fatjo disclaims any beneficial interest in the shares of Common Stock owned by or for the benefit of his son.

(10) Consists of: (i) 127,500 shares of Common Stock underlying currently exercisable stock options granted to Dr. Adelman by the Company under the Plan; and (ii) Dr. Adelman's indirect beneficial ownership of Common Stock based upon his beneficial ownership of currently exercisable stock options to purchase 385,000 shares of Environmental common stock.

(11) Consists of: (i) 50,000 shares of Common Stock underlying currently exercisable stock options granted to Mr. Fullwood by the Company under the Plan; and (ii) Mr. Fullwood's indirect beneficial ownership of Common Stock based upon his beneficial ownership of currently exercisable stock options to purchase 200,000 shares of Environmental common stock.

(12) Consists of: (i) 1,000 shares of Common Stock; (ii) 67,500 shares of Common Stock underlying currently exercisable stock options granted to Mr. Cohen by the Company under the Plan; and (iii) Mr. Cohen's indirect beneficial ownership of Common Stock based upon his beneficial ownership of currently exercisable stock options to purchase 105,000 shares of Environmental common stock.

(13) Consists of: (i) 67,500 shares of Common Stock underlying currently exercisable stock options granted to Mr. Mitchell by the Company under the Plan; and (iii) Mr. Mitchell's indirect beneficial ownership of Common Stock based upon his beneficial ownership of currently exercisable stock options to purchase 105,000 shares of Environmental common stock.

(14) Represents shares of Common Stock underlying currently exercisable stock options granted to Mr. Noel by the Company under the Plan.

(15) Represents shares of Common Stock underlying currently exercisable stock options granted to Mr. Harrod by the Company under the Plan.

(16) Represents shares of Common Stock underlying currently exercisable stock options granted to Mr. Hanzlik by the Company under the Plan.

                                   PROPOSAL 1

                              ELECTION OF DIRECTORS

     At this year's Annual Meeting, nine directors will be elected to hold office for a term expiring at the Annual Meeting of Stockholders to be held in 1999, and until their respective successors are duly elected and have qualified. The Executive Committee of the Board of Directors has nominated the individuals listed below as directors to be elected at the Annual Meeting, each of whom is presently serving as a director of the Company. Each director shall be elected by a plurality of the votes of the shares of Common Stock present in person or represented by proxy at the Annual Meeting. The persons named in the enclosed proxy card intend to vote the shares represented by valid proxies for the election of the persons listed below as directors of the Company, unless the vote for such persons is expressly withheld.

     The Board of Directors has no reason to believe that any nominee will refuse or be unable to accept election; however, in the event that a nominee for director is unable to accept election or if any other unforeseen contingencies should arise, it is intended that proxies will be voted for the remaining nominees and for such other person or persons as may be designated by the Board of Directors, unless the proxies instruct otherwise.

     The following information, including principal occupation or employment for the past five or more years, is furnished with respect to the following nominees for directors:

Paul E. Hannesson--Age 57
Director since March 1996

     Mr. Hannesson has been a director of the Company since March 1996 and was appointed Chairman of the Board in November 1996. Mr. Hannesson also served as Chief Executive Officer of the Company from March to October 1996 and as
President from March to September 1996, and was re-appointed Chief Executive Officer in November 1996 and President in May 1997. Mr. Hannesson has been a director of Environmental since February 1993 and was appointed its Chairman of the Board and Chief Executive Officer in November 1996. Mr. Hannesson also served as President of Environmental from February 1993 to July 1996 and was re-appointed President in May 1997. Mr. Hannesson also currently serves as the Chairman of the Board and Chief Executive Officer of Commodore Separation Technologies, Inc., an 87% owned, publicly traded subsidiary of the Company ("Separation"), Commodore Solution Technologies, Inc., a wholly owned subsidiary of the Company ("Solution"), Commodore CFC Technologies, Inc., a wholly owned subsidiary of the Company ("CFC Technologies"), and certain other wholly owned subsidiaries of the Company. Mr. Hannesson was a private investor and business consultant from 1990 to 1993, and was also an officer and director of Specialty Retail Services, Inc. from 1989 to August 1991. He served as Chairman of the Board of Lanxide Corporation ("Lanxide"), a research and development company developing metal and ceramic materials, from 1983 to February 1998. Mr. Hannesson is the brother-in-law of Bentley J. Blum, a director of the Company.

Kenneth L. Adelman, Ph.D.--Age 49
Director since July 1996

     Dr. Adelman joined the Board of Directors of the Company and Environmental in July 1996 and was appointed Vice Chairman of the Company in April 1998. Dr. Adelman also served as Executive Vice President--Marketing and International Development of the Company from May 1997 to March 1998, and has served as Executive Vice President--Marketing and International since April 1998. Dr. Adelman also joined the Board of Directors of Separation in April 1997. Dr. Adelman served as President and Chief Operating Officer of Solution from November 1997 to April 1998. Since 1987, Dr. Adelman has been an independent consultant on international issues to various corporations, including Lockheed Martin Marietta Corporation and Loral Corporation. Previously, Dr. Adelman held positions of responsibility in arms control during most of the Reagan Administration. From 1983 to the end of 1987, he was Director of the United States Arms Control and Disarmament Agency. Dr. Adelman was a Professor at Georgetown University and writer for Washingtonian Magazine from 1987 to 1991. Dr. Adelman accompanied President Ronald Reagan on summits with Mikhail Gorbachev, and negotiated with Soviet diplomats on nuclear and chemical weapons control issues, from 1985 to 1987. He also headed the United States team on annual arms control discussions with top-level officials of the People's Republic of China from 1983 through 1986. From 1981 to 1983, he served as Deputy United States Representative to the United Nations with the rank of Ambassador Extraordinary and Plenipotentiary. Dr. Adelman holds M.A. and Ph.D. degrees from Georgetown University.

Bentley J. Blum--Age 56
Director since March 1996

     Mr. Blum has served as a director of the Company since March 1996 and served as its Chairman of the Board from March to November 1996. Mr. Blum has served as a director of Environmental since 1984 and served as its Chairman of the Board from 1984 to November 1996. Mr. Blum also currently serves as a director of Separation, Solution and CFC Technologies. For more than 15 years, Mr. Blum has been actively engaged in real estate acquisitions and currently is the sole stockholder and director of a number of corporations which hold real estate interests, oil drilling interests and other corporate interests. Mr. Blum is a director of Lanxide; Federal Resources Corporation, a company formerly engaged in manufacturing, retail distribution and natural resources development; Specialty Retail Services, Inc., a former distributor of professional beauty products; and North Valley Development Corp., an inactive real estate development company. Mr. Blum is a principal stockholder of Environmental. Mr. Blum is the brother-in-law of Paul E. Hannesson, the Chairman of the Board, President and Chief Executive Officer of the Company.

Herbert A. Cohen--Age 64
Director since July 1996

     Mr. Cohen has served as a director of the Company and Environmental since July 1996 and joined the Board of Directors of Separation in March 1998. Mr. Cohen has been a practicing negotiator for the past three decades acting in an advisory capacity in hostage negotiations and crisis management. He has been an advisor to Presidents Carter and Reagan in the Iranian hostage crisis, the government's response to the skyjacking of TWA Flight 847 and the seizure of the Achille Lauro. Mr. Cohen's clients have included large corporations and government agencies such as the Department of State, the Federal Bureau of Investigation, the Conference of Mayors, the Bureau of Land Management, Lands and Natural Resources Division in conjunction with the EPA, and the United
States Department of Justice. In addition, Mr. Cohen was an advisor and consultant to the Strategic Arms Reduction Talks negotiating team. Mr. Cohen holds a law degree from New York University School of Law, and has lectured at numerous academic institutions.

David L. Mitchell--Age 76
Director since July 1996

     Mr. Mitchell has served as a director of the Company and Environmental since July 1996 and as a director of Separation since April 1997. Mr. Mitchell has also served as a consultant to the Company since July 1997. For the past thirteen years, Mr. Mitchell has been President and co-founder of Mitchell & Associates, Inc., a banking firm providing financial advisory services in connection with corporate mergers, acquisitions and diversities. Prior to forming Mitchell & Associates in 1982, Mr. Mitchell was a Managing Director of Shearson/American Express Inc. from 1979 to 1982, a Managing Director of First Boston Corporation from 1976 to 1978, and a Managing Director of the investment banking firm of S.G. Warburg & Company from 1965 to 1976. Mr. Mitchell holds a bachelor's degree from Yale University.

Ed L. Romero--Age 64
Director since October 1996

     Mr. Romero has served as a director of the Company since October 1996 and as the Chief Executive Officer of Commodore Advanced Sciences, Inc., a wholly owned subsidiary of the Company ("Advanced Sciences"), since its inception. Mr. Romero founded Advanced Sciences in 1977 and was its controlling stockholder from 1977 to October 1996 (when Advanced Sciences was acquired by the Company). Mr. Romero served as a director of TransAmerican Waste Industries, Inc. from November 1991 to April 1992 and was re-appointed a director in December 1992. Mr. Romero is currently the owner of the Professional Developers, a New Mexico-based real estate and development company, and is a prominent member of many veteran groups and Hispanic business organizations. He is President of the Hispanic Culture Foundation and also a member of the board of the Democratic National Committee's Finance Committee. Mr. Romero is the father-in-law of Peter
E. Harrod, the President of Advanced Sciences and the President and Chief Operating Officer of Solution.

Thomas E. Noel--Age 59
Director since October 1996

     Mr. Noel has served as a director of the Company since October 1996 and served as the Company's President and Chief Executive Officer from October to November 1996. Mr. Noel served as President and Chief Operating Officer of Solution from December 1996 to September 1997. Mr. Noel has held numerous executive positions in hazardous, non-hazardous and low-level nuclear waste industries. He previously served as the President of TransAmerican Waste
Industries, Inc., a non-hazardous waste disposal company, from January 1996 to November 1996, and as President of Ecova Corporation, an Amoco subsidiary in the environmental services business, from August 1993 to August 1995. From 1984 to 1992, he was at Chemical Waste Management, Inc., where he served as Senior Vice President of operations, managing that company's core business with more than 6,000 employees and $1.5 billion in annual revenues. He also previously served as President of Pakhoed, USA and DSI Terminals, Inc. After graduating from the United States Military Academy at West Point, New York, he served 14 years in the Army, including two years as an aide to General Creighton Abrams, Commander of all U.S. forces in Vietnam and Army Chief of Staff. Mr. Noel was a presidential appointee as Assistant Secretary of the DOE, responsible for the U.S. Strategic Petroleum Reserve, a $20 billion federal program created following the Arab oil boycott in the early 1970's.

Tom J. Fatjo, Jr.--Age 57
Director since November 1996

     Mr. Fatjo has served as a director of the Company since November 1996. Mr. Fatjo has served as the Chairman of the Board and Chief Executive Officer of TransAmerican Waste Industries, Inc., a Houston-based solid waste management company, since April 1992 and served as its President from April 1994 to January 1996. He was the founder and served as Chairman of the Board and Chief Executive Officer of Republic Waste Industries, Inc., a publicly-held company in the waste management business, from January 1990 to August 1991. Mr. Fatjo is also the developer of The Houstonian, a 22-acre fitness and preventative medicine complex and luxury condominium. Mr. Fatjo has served on the boards of several other public companies including Western Waste, Inc., Rolm Corporation, Consolidated Fibers, Inc., Health Resources Corporation of American, Criterion Capital Corporation, Advanced Sciences and American Title, Inc., among others. He holds a B.S. from Rice University. He has also co-authored a book, With No Fear of Failure (1981), a treatise on his personal business philosophy.

William R. Toller--Age 66
Director since March 1998

     Mr. Toller joined the Board of Directors of the Company in March 1998. Mr. Toller has also served as a member of the Board of Directors of Separation since April 1997 and has served as a consultant to Environmental since July 1997. Mr. Toller served as the Vice Chairman of Lanxide from July 1997 to February 1998. Mr. Toller also currently serves as Chairman and Chief Executive Officer of Titan Consultants, Inc. Mr. Toller had been the Chairman and Chief Executive Officer of Witco Corporation since October 1990 and retired in July 1996. Mr. Toller joined Witco in 1984 as an executive officer when it acquired the Continental Carbon Company of Conoco, Inc., where he had been its President and an officer since 1955. Mr. Toller is a graduate of the University of Arkansas with a Bachelor's degree in Economics, and the Stanford University Graduate School Executive Program. Mr. Toller serves on the board of directors of Chase Industries, Inc., Fuseplus, Inc., where he is also Chairman of the Organization and Compensation Committee, and the United States Chamber of Commerce, where he is also a member of the Labor Relations and International Policy Committees. Mr. Toller is also a member of the Board of Trustees and the Executive and Finance Committees of the International Center for the Disabled, a member of the Board of Associates of the Whitehead Institute for Biomedical Research, a member of the National Advisory Board of First Commercial Bank in Arkansas, a member of the Dean's Executive Advisory Board and the International Business Committee at the University of Arkansas, College of Business Administration, and a member of the Board of Presidents of the Stamford Symphony Orchestra.

     Messrs. Hannesson and Blum are brothers-in-law, and Mr. Romero is the father-in-law of Mr. Harrod. No family relationship exists among any other directors or executive officers of the Company. No arrangement or understanding exists between any director and any other person pursuant to which any director was selected as a director of the Company.

         THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR"
            THE ELECTION OF THE NOMINEES FOR DIRECTORS LISTED ABOVE.

                           INFORMATION REGARDING BOARD
                       MEETINGS, COMMITTEES AND MANAGEMENT

     The Board of Directors held five meetings and took certain actions by written consent during the year ended December 31, 1997. Each incumbent director attended, either in person or by telephone, at least 75 percent of the aggregate of (i) the total number of meetings of the Board of Directors (held during the period for which he has been a director) and (ii) the total number of meetings held by all committees of the Board on which he served (during the periods that he served), except Tom J. Fatjo, Jr.

Committees of the Board

     Audit Committee. The Board of Directors has a standing Audit Committee that is presently composed of David L. Mitchell (Chairman), Herbert A. Cohen and William R. Toller, each of whom is not an employee of the Company. The Audit Committee held two meetings during 1997. The responsibilities of the Audit Committee include recommending to the Board of Directors the firm of independent accountants to be retained by the Company, reviewing with the Company's independent accountants the scope and results of their audits, reviewing with the independent accountants and management the Company's accounting and reporting principles, policies and practices, as well as the Company's accounting, financial and operating controls and staff, supervising the Company's policies relating to business conduct and dealing with conflicts of interest relating to officers and directors of the Company.

     Compensation, Stock Option and Benefits Committee. The Board of Directors also has a standing Compensation, Stock Option and Benefits Committee (the "Compensation Committee") that is presently composed of Herbert A. Cohen (Chairman), David L. Mitchell and William R. Toller, each of whom is not an employee of the Company. The Compensation Committee held three meetings during 1997. The responsibilities of the Compensation Committee include establishing and reviewing employee and consultant/advisor compensation, bonuses and incentive compensation awards, administering and interpreting the Plan, and determining the recipients, amounts and other terms (subject to the requirements of the Plan) of options which may be granted under the Plan from time to time and providing guidance to management in connection with establishing additional benefit plans.

     Executive and Finance Committee. The Board of Directors, during 1997, created an Executive and Finance Committee that is presently composed of Paul E. Hannesson (Chairman), Bentley J. Blum and David L. Mitchell. Mr. Hannesson is the Chairman of the Board, President and Chief Executive Officer of the Company. Messrs. Blum and Mitchell are not employees of the Company. The Executive and Finance Committee held one meeting during 1997. The Executive and Finance Committee has the authority and responsibility of the full Board of Directors to supervise and oversee the financial practices and policies of the Company, to oversee the adoption of significant accounting policies, and to manage the Company between meetings of the Board of Directors, subject to certain limitations. The Executive and Finance Committee also has the authority and responsibility for making recommendations to the Board of Directors regarding nominees to serve as directors of the Company. The Executive and Finance Committee will consider nominees for directors recommended by stockholders.

     Nominating Committee. The Board of Directors does not have a standing nominating committee. The functions of a nominating committee are performed by the Executive and Finance Committee of the Board of Directors.

Compensation of Directors

     Non-management directors of the Company receive director's fees of $500 per meeting for attendance at Board of Directors meetings, and are reimbursed for actual expenses incurred in respect of such attendance. The Company does not separately compensate employees for serving as directors.

Management

     The names and ages of the executive officers of the Company and certain senior executive officers of the Company's operating subsidiaries, and their positions with the Company and/or the Company's subsidiaries, are as follows:

Name                                      Age     Position
----                                      ---     --------
Paul E. Hannesson                         57      Chairman of the Board, President and Chief Executive Officer

Kenneth L. Adelman, Ph.D.                 49      Vice  Chairman  and  Executive   Vice   President--Marketing   and
                                                  International

Michael D. Fullwood                       51      Senior  Vice  President,   Chief  Financial  and   Administrative
                                                  Officer, Secretary and General Counsel

Ed L. Romero                              64      Chief Executive Officer of Advanced Sciences

Peter E. Harrod, P.E.                     48      President of Advanced  Sciences and President and Chief Operating
                                                  Officer of Solution

Kenneth J. Houle                          59      President and Chief Operating Officer of Separation

---------

     See "Proposal 1--Election of Directors" above for certain biographical information concerning Paul E. Hannesson, Kenneth L. Adelman, Ph.D. and Ed L. Romero.

     Michael D. Fullwood was appointed Senior Vice President, Chief Financial and Administrative Officer, Secretary and General Counsel of the Company, Environmental, Solution, Separation and CFC Technologies in May 1997. Mr. Fullwood served as a director and the Senior Vice President, Chief Financial and Administrative Officer and General Counsel of Lanxide from July 1997 to February 1998. From 1987 to August 1996, Mr. Fullwood held numerous positions ranging from Senior Attorney to Executive Vice President and Chief Financial Officer of Witco Corporation, a worldwide specialty chemicals company. From 1983 to 1987, Mr. Fullwood served as Senior Attorney at Scallop Corporation (Royal Dutch/Shell Group), where he specialized in corporate matters, mass tort litigation and international law. Mr. Fullwood also previously served as Senior Attorney of Caltex Petroleum and Arabian American Oil Company, handling corporate, contractual and transnational matters. Mr. Fullwood holds a law degree from Harvard Law School.

     Peter E. Harrod, P.E. has served as an executive officer of Advanced Sciences since 1991 and as its President since October 1996. Mr. Harrod was appointed President and Chief Operating Officer of Solution in April 1998, after having served as its Senior Vice President since November 1997. Prior to such time, Mr. Harrod held numerous executive positions in environmental engineering, hazardous waste remediation, design engineering and construction management companies, including ABB Environmental Services, Inc. from 1983 to 1991, Neill & Gunter, Inc. from 1981 to 1983 and E.C. Jordan Co. from 1975 to 1981. Mr. Harrod is currently a member of the National Society of Professional Engineers and the American Society of Civil Engineers, and is the author of several environmental, remediation and design engineering publications. Mr. Harrod received M.S. and B.S. degrees in Civil Engineering from the University of Vermont. Mr. Harrod is the son-in-law of Ed L. Romero, a director of the Company and the Chief Executive Officer of Advanced Sciences.

     Kenneth J. Houle was elected President and Chief Operating Officer of Separation in January 1997. Mr. Houle previously served as the President of The Hall Chemical Company, a manufacturer of inorganic metal catalysts and compounds, from March 1995 to September 1996. Prior to such time, Mr. Houle had served as Vice President and Business Director of the Personal Care Business Unit of International Specialty Products, Inc., a producer of specialty chemicals, from March 1992 to December 1994, and the President and Chief Executive Officer of Ruetgers-Nease Chemical Company, a manufacturer of organic chemical intermediates and surfactants, from February 1990 to January 1991. Mr. Houle was an independent consultant in the chemical industry from October 1996 to January 1997. Mr.

Houle is a graduate of Siena College, with a Bachelor's degree in Chemistry, and the Accounting and Financial Management Program at Columbia University. Mr. Houle also participated in the Masters degree program in Organic Chemistry at Iowa State University. He is a member of the Board of Trustees of The Chemists' Club (New York, New York) and a member of the American Chemical Society, American Institute of Chemical Engineers and Societe de Chemie Industrielle (American section). Mr. Houle is also a trustee and board member of the Ohio Center of Science and Industry.

     The Company's officers are elected by, and serve at the pleasure of, the Board of Directors, subject to the terms of any employment agreements. Messrs. Hannesson and Blum are brothers-in-law, and Mr. Harrod is the son-in-law of Mr. Romero. No family relationship exists among any other directors or executive officers of the Company. No arrangement or understanding exists between any executive officer and any other person pursuant to which any executive officer was selected as an executive officer of the Company.

Compliance with Section 16(a) of the Exchange Act

     Section 16(a) of the Exchange Act requires the Company's directors and executive officers, and persons who own more than 10% of the outstanding shares of the Company's Common Stock, to file initial reports of beneficial ownership and reports of changes in beneficial ownership of shares of Common Stock with the Securities and Exchange Commission (the "Commission") and each securities exchange on which the Company's Common Stock is traded. Such persons are required by Commission regulations to furnish the Company with copies of all
Section 16(a) forms they file.

     Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to the Company during the year ended December 31, 1997, and upon a review of Forms 5 and amendments thereto furnished to the Company with respect to the year ended December 31, 1997, or upon written representations received by the Company from certain reporting persons that no Forms 5 were required for those persons, the Company believes that no director, executive officer or holder of more than 10% of the outstanding shares of Common Stock failed to file on a timely basis the reports required by Section 16(a) of the Exchange Act during, or with respect to, the year ended December 31, 1997, except the following: (i) Herbert A. Cohen, a director of the Company, who inadvertently failed to file a Form 4 with respect to a purchase of Common Stock that occurred in November 1997 (such transaction was reported on a Form 5 timely filed with the Commission on February 17, 1998); (ii) Environmental, a principal stockholder of the Company, which inadvertently failed to file (a) a Form 4 with respect to two transactions that occurred in September 1997, (b) a Form 4 with respect to three transactions that occurred in October 1997, (c) a Form 4 with respect to nine transactions that occurred in November 1997, and (d) a Form 4 with respect to 11 transactions that occurred in December 1997 (all of such transactions were reported on a Form 5 timely filed with the Commission on February 17, 1998); (iii) Bentley J. Blum, a director of the Company, who inadvertently failed to file (a) a Form 4 with respect to two transactions that occurred in September 1997, (b) a Form 4 with respect to three transactions that occurred in October 1997, (c) a Form 4 with respect to nine transactions that occurred in November 1997, and (d) a Form 4 with respect to 11 transactions that occurred in December 1997 (all of such transactions were reported on a Form 5 timely filed with the Commission on February 17, 1998); and (iv) Jeane J. Kirkpatrick, Ph.D., a director of the Company, who inadvertently failed to timely file (a) a Form 3 with respect to her election as a director of the Company in December 1997 (such Form 3 was filed late with the Commission on March 17, 1998) and (b) a Form 5 with respect to an award of stock options by the Company in December 1997 (such transaction was reported on a Form 5 filed late with the Commission on March 17, 1998).

     The transactions which gave rise to the aforementioned reporting obligations of Environmental and Mr. Blum were transfers of Common Stock by Environmental upon conversions of Environmental's 7% Series D Convertible Preferred Stock, par value $0.01 per share and liquidation preference of $100 per share (the "Series D Preferred Stock"). The Series D Preferred Stock is convertible into shares of Company Common Stock held by Environmental at conversion prices based upon the fluctuating market price of the Common Stock. Mr. Blum's reporting obligations arose solely from his controlling equity interest in Environmental during 1997.

                   EXECUTIVE COMPENSATION AND RELATED MATTERS

Summary Compensation

     The following table sets forth the amount of all compensation paid by the Company and/or its affiliates and allocated to the Company's operations for services rendered during each of 1997, 1996, and 1995 to the person serving as the Company's current Chief Executive Officer, to each of the Company's most highly compensated executive officers other than the Chief Executive Offer whose total salary and bonus compensation exceeded $100,000 during any such year, and to two additional individuals who served as executive officers of the Company during 1997, but not at December 31, 1997.

                                             Summary Compensation Table

                                             Annual Compensation                             Long-Term Compensation
                             ---------------------------------------------------       ---------------------------------
                                                             Other                     Securities
                                                                          Annual       Restricted    Under-                All Other
                                                                          Compen-        Stock       lying        LTIP     Compen-
    Name and Principal                     Salary          Bonus          sation        Award(s)     Options     Payouts    sation
        Position             Year           ($)             ($)             ($)           ($)          (#)         ($)      ($)
--------------------------   ----        ----------       ---------       ------       ----------    -------     -------   --------
Paul E. Hannesson            1997        250,256(1)       63,356(2)       15,205(3)       -0-          -0-         -0-       -0-
Chief Executive Officer      1996        265,836(1)       50,000(2)         -0-           -0-        400,000       -0-       -0-
                             1995        186,476            -0-           96,000(4)       -0-          -0-         -0-       -0-

Kenneth L. Adelman, Ph.D.    1997         83,444(5)       54,937(6)         -0-           -0-        150,000       -0-       -0-
Executive Vice President     1996          -0-              -0-             -0-           -0-         67,500(7)    -0-       -0-
                             1995          -0-              -0-             -0-           -0-          -0-         -0-       -0-

Michael D. Fullwood          1997         68,620(8)       38,463(9)         -0-           -0-        125,000       -0-       -0-
Senior Vice President        1996          -0-              -0-             -0-           -0-          -0-         -0-       -0-
                             1995          -0-              -0-             -0-           -0-          -0-         -0-       -0-

Edwin L. Harper, Ph.D.(10)   1997        236,048(11)      97,221(12)        -0-           -0-          -0-         -0-       -0-
Former President and         1996          -0-              -0-             -0-           -0-        162,375       -0-       -0-
Chief Operating Officer      1995          -0-              -0-             -0-           -0-          -0-         -0-       -0-

Rayburn Hanzlik(13)          1997        79,123(14)       16,481(15)        -0-           -0-         75,000       -0-       -0-
Vice President               1996          -0-              -0-             -0-           -0-          -0-         -0-       -0-
                             1995          -0-              -0-             -0-           -0-          -0-         -0-       -0-

----------
(1) Represents the amount of Mr. Hannesson's base salary paid by the Company. Mr. Hannesson's total base salary for 1996 and 1997 was $310,627 and $395,000, respectively. Certain portions of such base salaries were also paid by Environmental and Separation. See "Certain Relationships and Related Transactions--Services Agreement."

(2) Represents the amount of Mr. Hannesson's annual incentive bonus paid by the Company. Mr. Hannesson's total annual incentive bonus for 1996 and 1997 was $200,000 and $100,000, respectively. Certain portions of such annual incentive bonuses were also paid by Environmental and Separation.

(3) Represents the amount of Mr. Hannesson's automobile allowance paid by the Company. Mr. Hannesson's total automobile allowance for 1997 was $24,000, certain portions of which were also paid by Environmental and Separation.

(4) Represents the amount paid by the Company to Mr. Hannesson as an allowance for living expenses in the New York metropolitan area.

(5) Represents the amount of Dr. Adelman's base salary paid by the Company. Dr. Adelman's total base salary for 1997 was $151,980. Certain portions of such base salary were also paid by Environmental and Separation.

(6) Represents the amount of Dr. Adelman's annual incentive bonus paid by the Company. Dr. Adelman's total annual incentive bonus for 1997 was $100,000. Certain portions of such annual incentive bonus were also paid by Environmental and Separation.

(7) Represents shares of Common Stock underlying stock options granted to Dr. Adelman by the Company in his capacity as a director of the Company.

(8) Represents the amount of Mr. Fullwood's base salary paid by the Company. Mr. Fullwood's total base salary for 1997 was $133,805. Certain portions of such base salary were also paid by Environmental and Separation.

(9) Represents the amount of Mr. Fullwood's annual incentive bonus paid by the Company. Mr. Fullwood's total annual incentive bonus for 1997 was $75,000. Certain portions of such annual incentive bonus were also paid by Environmental and Separation.

(10) Dr. Harper served as a director of the Company and Environmental from November 1996 to March 1998, as the President and Chief Operating Officer of both the Company and Environmental from November 1996 to April 1997, and as Vice Chairman of the Company and Environmental from April to December 1977. Dr. Harper also served as Chairman of the Board and Chief Executive Officer of Separation, Solution and CFC Technologies from January to April 1997, and as a private consultant to the Company and certain of its affiliates from May to December 1997.

(11) Represents the amount of Dr. Harper's base salary paid by the Company. Dr. Harper's total base salary for 1997 was $354,076. Of such base salary, $257,512 was paid to Dr. Harper in his capacity as a consultant to the Company and its affiliates. Certain portions of such base salary were also paid by Environmental and Separation.

(12) Represents the amount of Dr. Harper's annual incentive bonus paid by the Company. Dr. Harper's total annual incentive bonus for 1997 was $145,833. Of such annual incentive bonus, $106,064 was paid to Dr. Harper in his capacity as a consultant to the Company and its affiliates. Certain portions of such annual incentive bonus were also paid by Environmental and Separation.

(13) Mr. Hanzlik served as General Counsel, Chief Administrative Officer and Secretary of the Company from January to April 1997.

(14) Represents the amount of Mr. Hanzlik's base salary paid by the Company. Mr. Hanzlik's total base salary for 1997 was $144,025. Certain portions of such base salary were also paid by Environmental and Separation.

(15) Represents the amount of Mr. Hanzlik's annual incentive bonus paid by the Company. Mr. Hanzlik's total annual incentive bonus for 1997 was $30,000. Certain portions of such annual incentive bonus were also paid by Environmental and Separation.

Stock Options

     The following table sets forth certain information concerning options granted during the year ended December 31, 1997 to the individuals listed in the Summary Compensation Table pursuant to the Plan. The Company has no outstanding stock appreciation rights and granted no stock appreciation rights during the year ended December 31, 1997.

                                          Option Grants in Last Fiscal Year

                                                        Individual Grants
                                 ----------------------------------------------------------------
                                                      Percent of                                      Potential Realizable Value at
                                  Number of             Total                                            Assumed Annual Rates of
                                 Securities            Options                                        Stock Price Appreciation for
                                 Underlying            Granted          Exercise of                            Option Term
                                   Options           To Employees       Base Price     Expiration    -------------------------------
            Name                 Granted (#)      In Fiscal Year(3)       ($/Sh)          Date            5%($)          10%($)
----------------------------     -----------      -----------------     -----------    ----------    -------------------------------
Kenneth L. Adelman, Ph.D....      150,000(1)             11.6%             6.69         05/31/07          -0-              -0-

Michael D. Fullwood.........      125,000(1)              9.7%             6.69         05/31/07          -0-              -0-

Rayburn Hanzlik.............       75,000(2)              5.8%             6.69         06/30/07          -0-              -0-

----------
(1) Options to purchase 150,000 and 125,000 shares of Common Stock were granted to Dr. Adelman and Mr. Fullwood, respectively, in June 1997 pursuant to the Plan and are exercisable at the rate of 20% in each of calendar year 1997 through 2001, inclusive, beginning in June 1997 and, unless exercised, expire on June 31, 2007 (subject to prior termination in accordance with the applicable stock option agreements). Upon announcement of a Change in Control (pursuant to and as defined in the Plan), such options will become immediately exercisable. Upon consummation of a Change in Control, all unexercised options will terminate.

(2) Options to purchase 75,000 shares of Common Stock were granted to Mr. Hanzlik in June 1997 pursuant to the Plan and are exercisable at the rate of 20% in each of calendar year 1997 through 2001, inclusive, beginning in June 1997 and, unless exercised, expire on June 30, 2007 (subject to prior termination in accordance with the applicable stock option agreements). Upon announcement of a Change in Control (pursuant to and as defined in the Plan), such options will become immediately exercisable. Upon consummation of a Change in Control, all unexercised options will terminate.

(3) Percentages based on 1,295,000 stock options granted during the year ended December 31, 1997.

     The following table sets forth certain information concerning the exercise of options and the value of unexercised options held under the Plan at December 31, 1997 by the individuals listed in the Summary Compensation Table.

             Aggregated Option Exercises In Last Fiscal Year and Fiscal Year-End Option Values

                                                                       Number Of                  Value Of
                                                                       Securities                Unexercised
                                                                       Underlying               In-The-Money
                                                                      Unexercised                  Options
                                                                        Options                At Fiscal Year-
                                  Shares           Value         At Fiscal Year-End(#)             End($)
                                Acquired On       Realized            Exercisable/              Exercisable/
            Name               Exercise (#)        ($)(1)            Unexercisable            Unexercisable(2)
----------------------------   ------------        ------        ---------------------        ----------------
Paul E. Hannesson...........        -0-             -0-           160,000/240,000                  -0-/-0-

Kenneth L. Adelman, Ph.D....        -0-             -0-            75,000/142,500                  -0-/-0-

Michael D. Fullwood.........        -0-             -0-            25,000/100,000                  -0-/-0-

Edwin L. Harper, Ph.D.......        -0-             -0-             162,375/-0-                    -0-/-0-

Rayburn Hanzlik.............        -0-             -0-            15,000/60,000                   -0-/-0-

----------
(1) Represents the difference between the exercise price and the closing price on the date of exercise, multiplied by the number of shares acquired.

(2) Represents the difference between the last reported sale price of the Common Stock on December 31, 1997, and the exercise price of the option multiplied by the applicable number of options exercised.

Employment Agreements

     Paul E. Hannesson, the Company's Chairman of the Board, President and Chief Executive Officer, entered into an employment agreement with Environmental on November 18, 1996, for a term expiring on December 31, 1999. Pursuant to such employment agreement, Mr. Hannesson agreed to devote his business and professional time and efforts to the business of Environmental as a senior executive officer, and to serve in senior executive positions with one or more of Environmental's subsidiaries at the time, including the Company. The employment agreement provides that Mr. Hannesson shall receive, among other things, a base salary at an annual rate of $395,000 through December 31, 1997, and will receive not less than $434,500 through December 31, 1998 and not less than $477,950 through December 31, 1999, for services rendered to Environmental and certain of its affiliates, including the Company. Pursuant to the employment agreement, Mr. Hannesson received, among other things: (i) a signing bonus of
(a) $150,000 cash and (b) options to purchase 950,000 shares of common stock of Environmental, which options vested on the date of his employment agreement; and
(ii) options to purchase an aggregate of 2,500,000 shares of Environmental common stock, exercisable in installments over a period of five years commencing on the date of his employment agreement. Mr. Hannesson also received options to purchase common stock of the Company and Separation in the amount of 1.0% of each company's total outstanding shares of common stock on the date of grant, and is eligible to receive incentive compensation of up to $225,000 per year for achieving certain goals.

     Kenneth L. Adelman, Ph.D., the Company's Vice Chairman and Executive Vice President--Marketing and International Development, entered into an employment agreement with the Company on May 7, 1997 for a term expiring on April 30, 2000. Pursuant to such employment agreement, Dr. Adelman agreed to devote his business and professional time and efforts to the business of the Company as its Executive Vice President--Marketing and International Development. The employment agreement provides that Dr. Adelman shall receive, among other things, a fixed base salary at an annual rate of $250,000 for services rendered to the Company. Pursuant to the employment agreement, Dr. Adelman received options to purchase an aggregate of 150,000 shares of Common Stock of the Company, exercisable in installments over a period of five years commencing on the date of his employment agreement. Dr. Adelman also received options to purchase 700,000 shares of common stock of Environmental, exercisable in installments over a period of five years commencing on the date of his employment agreement. Dr. Adelman is also eligible to receive incentive compensation of up to $150,000 per year for achieving certain goals, but in no event less than $100,000, regardless of whether such goals are attained.

     Michael D. Fullwood, the Company's Senior Vice President, Chief Financial and Administrative Officer, Secretary and General Counsel, entered into an employment agreement with Environmental on May 7, 1997 for an initial term expiring on April 30, 1999. Pursuant to such employment agreement, Mr. Fullwood agreed to devote his business and professional time and efforts to the business of Environmental as its Senior Vice President, Chief Financial and Administrative Officer, Secretary and General Counsel, and to serve as a senior executive officer of certain of Environmental's subsidiaries at the time, including the Company. The employment agreement provides that Mr. Fullwood shall receive, among other things, a base salary at an annual rate of $225,000 for services rendered to Environmental and certain of its affiliates, including the Company, which base salary shall be increased by not less than 5% per year during the term of his agreement. Pursuant to the employment agreement, Mr. Fullwood received options to purchase an aggregate of 500,000 shares of Environmental common stock, exercisable in installments over a period of five years commencing on the date of his employment agreement. Mr. Fullwood also received options to purchase 125,000 shares of Common Stock of the Company and 67,500 shares of common stock of Separation, exercisable in installments over a period of five years commencing on the date of his employment agreement. Mr. Fullwood is also eligible to receive incentive compensation of up to $75,000 per year for achieving certain goals, which incentive compensation shall be increased by 5% per year during the term of his agreement.

     All of the foregoing employment agreements require the full-time services of the employees, subject to permitted service with professional-related service organizations and other outside activities that do not materially interfere with the individual's duties to the Company. The agreements also contain covenants
(a) restricting the employee from engaging in any activities competitive with the business of the Company during the term of such employment agreements and one year thereafter, (b) prohibiting the employee from disclosure of confidential information regarding the Company, and (c) confirming that all intellectual property developed by the employee and relating to the business of the Company constitutes the sole property of the Company.

Compensation Committee Interlocks and Insider Participation

     The individuals who served as members of the Compensation Committee during the year ended December 31, 1997 were Herbert A. Cohen (Chairman), David L. Mitchell, Kenneth L. Adelman, Ph.D. and Edwin L. Harper, Ph.D. At December 31, 1997, the members of the Compensation Committee were Messrs. Cohen (Chairman), Mitchell and Harper. Dr. Adelman resigned as a member of the Compensation Committee effective May 1, 1997, upon his appointment as the Company's Executive Vice President--Marketing and International Development, and was not replaced. Dr. Harper was appointed to the Compensation Committee on December 16, 1997. Messrs. Cohen, Mitchell and Harper also constituted the Compensation, Stock Option and Benefits Committee of Environmental, and Messrs. Mitchell and Harper also constituted two-thirds of the Compensation, Stock Option and Benefits Committee of Separation at December 31, 1997. Dr. Harper served as the President and Chief Operating Officer of the Company and Environmental from November 1996 to April 1997, as Vice Chairman of the Company and Environmental from April to December 1997, and as the Chairman of the Board and Chief Executive Officer of Solution, Separation and CFC Technologies from January to April 1997. Dr. Harper also served as a consultant to the Company and its affiliates from May to December 1997. Dr. Harper resigned as an executive officer of, and as a consultant to, the Company and each of its subsidiaries and affiliates effective upon his appointment to the

Compensation Committee on December 16, 1997, and resigned as a director of the Company and each of its affiliates on March 13, 1998. Mr. Mitchell has served as a consultant to the Company since July 1997 and receives compensation in the amount of $10,000 per month for services rendered to the Company in such capacity.

Report of the Compensation Committee on Executive Compensation

     The Compensation Committee was established in November 1996 and is responsible for, among other things, establishing the compensation policies applicable to executive officers of the Company. The Compensation Committee was composed of Herbert A. Cohen (Chairman), David L. Mitchell and Edwin L. Harper, Ph.D. at December 31, 1997, all of whom were non-employee directors of the Company. Messrs. Cohen, Mitchell and Harper also constituted the Compensation, Stock Option and Benefits Committee of Environmental, and Messrs. Mitchell and Harper also constituted two-thirds of the Compensation, Stock Option and Benefits Committee of Separation at December 31, 1997. Decisions on compensation of the executives officers of Environmental and Separation were made by such individuals in their capacities as members of the Compensation, Stock Option and Benefits Committees of such companies. All decisions of the Compensation Committee relating to the compensation of the Company's executive officers are reviewed by, and are subject to the final approval of, the full Board of Directors of the Company. Set forth below is a report prepared by Messrs. Cohen, Mitchell and Harper, in their capacities as members of the Compensation Committee at December 31, 1997, addressing the Company's compensation policies for 1997 as they affected the Company's executive officers.

     Overview and Philosophy

     The Company's executive compensation program is designed to be linked to corporate performance and returns to stockholders. Of particular importance to the Company is its ability to grow and enhance its competitiveness for the rest of the decade and beyond. Shorter-term performance, although scrutinized by the Compensation Committee, stands behind the issue of furthering the Company's strategic goals. To this end, the Company has developed an overall compensation strategy and specific compensation plans that tie a significant portion of executive compensation to the Company's success in meeting specified performance goals.

     The objectives of the Company's executive compensation program are to:

     o    attract, motivate and retain the highest quality executives;

     o motivate them to achieve tactical and strategic objectives in a manner consistent with the Company's corporate values; and

     o    link executive and stockholder interest through equity-based plans and
          provide   a   compensation   package   that   recognizes    individual
          contributions as well as overall business results.

     To achieve these objectives, the Company's executive compensation program is designed to:

     o focus participants on high priority goals to increase stockholder value;

     o encourage behavior that exemplifies the Company's values relating to customers, quality of performance, employees, integrity, teamwork and good citizenship;

     o assess performance based on results and pre-set goals that link the business activities of each individual to the goals of the Company; and

     o increase stock ownership to promote a proprietary interest in the success of the Company.

     Executive Officer Compensation

     Each year the Compensation Committee conducts a full review of the Company's executive compensation program. This review includes a comprehensive evaluation of the competitiveness of the Company's compensation program and a comparison of the Company's executive compensation to certain other public companies which, in the view of the Compensation Committee, represent the Company's most direct competitors for executive talent. It is the Compensation Committee's policy to target overall compensation for executive officers of the Company taking into account the levels of compensation paid for such positions by such other public companies. A variety of other factors, however, including position and time in position, experience, and both Company performance and individual performance, will have an impact on individual compensation amounts.

     The key elements of the Company's executive compensation program in 1997 consisted of base salary, annual incentive compensation and long-term incentive compensation in the form of stock options. The Compensation Committee's policies with respect to each of these elements, including the basis for the compensation awarded to the Company's Chief Executive Officer, are discussed below.

     Base Salaries. Base salaries for executive officers are established by evaluating, on an annual basis, the performance of such individuals (which evaluation involves management's consideration of such factors as responsibilities of the positions held, contribution toward achievement of the Company's strategic plans, attainment of specific individual objectives and interpersonal managerial skills), and by reference to the marketplace for executive talent, including a comparison to base salaries for comparable positions at other similar public companies.

     In 1997, total compensation was paid to executives primarily based upon the terms of their employment agreements with the Company, if any, and upon individual performance and the extent to which the business plans for their areas of responsibility were achieved or exceeded. On balance, performance goals were substantially met or exceeded and therefore compensation was paid accordingly.

     Mr. Hannesson, the Chairman of the Board, President and Chief Executive Officer of the Company and Environmental, and the Chairman of the Board and Chief Executive Officer of Solution, Separation and CFC Technologies, receives annual compensation based upon, among other things, the terms of his employment agreement with Environmental. Pursuant to the terms of his employment agreement, Mr. Hannesson is entitled to receive a base salary at an annual rate of not less than $395,000 through December 31, 1997, not less than $434,500 through December 31, 1998, and not less than $477,950 through December 31, 1999, for services rendered to Environmental and certain of its affiliates, including the Company.

     The amount actually received by Mr. Hannesson each year as base salary for services rendered to the Company and its affiliates is established by the members of the Compensation Committee who, as set forth above, also constituted the Compensation, Stock Option and Benefits Committee of Environmental at December 31, 1997. In establishing Mr. Hannesson's base salary for 1997, the Compensation Committee took into account the salaries of chief executive officers at other similar public companies, future objectives and challenges, and Mr. Hannesson's individual performance, contributions and leadership. The Compensation Committee reviewed in detail Mr. Hannesson's achievement of his 1996 goals and his individual contributions to the Company and its affiliates. The Compensation Committee concluded that he had achieved his 1996 goals and had provided a leadership role in achieving the Company's and its affiliates' strategic priorities for 1996. The Compensation Committee also considered Mr. Hannesson's decisive management of operational and strategic issues, his drive to reinforce a culture of innovation and his ability and dedication to enhance the long-term value of the Company and its affiliates for their respective stockholders. In making its salary decisions with respect to Mr. Hannesson, the Compensation Committee exercised its discretion and judgement based on the above factors, and no specific formula was applied to determine the weight of each factor.

     Mr. Hannesson's base salary increased from $310,627 for 1996 to $395,000 for 1997, representing an increase of approximately 27%. Such base salary was allocated among the Company, Environmental and Separation based upon the amount of time and effort devoted by Mr. Hannesson to the respective businesses of such companies. Consequently, the Company, Environmental and Separation paid $250,256, $15,302 and $129,442, respectively, of such salary. Mr. Hannesson also received an automobile allowance of $24,000 for 1997, and the Company, Environmental and Applied paid $15,205, $930 and $7,865, respectively, of such allowance.

     Annual Incentive Bonus. Annual incentive bonuses for executive officers are intended to reflect the Compensation Committee's belief that a significant portion of the annual compensation of each executive officer should be contingent upon the performance of the Company.

     For 1997, annual incentive bonuses were paid to the individuals named in the Summary Compensation Table and certain other officers and employees of the Company in part based upon recommendations of senior executive officers of the Company as to appropriate levels of incentive compensation. The Compensation Committee exercised its discretion to determine the final value of each 1997 incentive award, which values were then reviewed and approved by the full Board of Directors. The Compensation Committee assessed performance against goals and leadership performance, with each of these two categories weighted equally. The goal category included an evaluation of performance areas such as increase in stockholder value, operations development and employee satisfaction. The leadership category was evaluated based upon the Compensation Committee's judgment of leadership performance, including factors such as innovation, strategic vision, marketplace orientation, customer focus, collaboration and managing change.

     Pursuant to his employment agreement with Environmental, Mr. Hannesson is eligible to receive incentive compensation of up to $225,000 per year for achieving certain of the performance goals set forth above. For 1997, Mr. Hannesson was awarded an incentive bonus of $100,000. Such bonus was allocated among the Company, Environmental and Separation based upon the amount of time and effort devoted by Mr. Hannesson to the respective businesses of such companies. Consequently, the Company, Environmental and Separation paid $63,356, $3,874 and $32,770, respectively, of such bonus.

     Stock Options. The Compensation Committee has the power to grant stock options under the Plan. With respect to executive officers, it has been the Compensation Committee's practice to grant, on an annual basis, stock options that vest at the rate of 20% upon grant and 20% in each calendar year thereafter for four years, and that are exercisable over a ten-year period at exercise prices per share set at the fair market value per share on the date of grant. Generally, the executives must be employed by the Company at the time the options vest in order to exercise the options and, upon announcement of a Change in Control (pursuant to and as defined in the Plan), such options become immediately exercisable. The Compensation Committee believes that stock option grants provide an incentive that focuses the executives' attention on managing the Company from the perspective of an owner with an equity stake in the business. The Company's stock options are tied to the future performance of the Company's stock and will provide value to the recipient only when the price of the Company's stock increases above the option grant price.

     A total of 1,295,000  stock  options  were granted  pursuant to the Plan in
1997, none of which were granted to Mr. Hannesson and 350,000 of which were granted (in the aggregate) to three other individuals named in the Summary Compensation Table. Such number does not include 275,000 stock options granted to Dr. Adelman and Mr. Fullwood in May 1997, which were rescinded in June 1997. The number of stock options granted in 1997 were determined by reference to the long-term compensation for comparable positions at other similar public companies and based upon an assessment of individual performance.

     Impact of Section 162(m) of the Internal Revenue Code

     The Compensation Committee's policy is to structure compensation awards for executive officers that will be consistent with the requirements of Section 162(m) of the U.S. Internal Revenue Code of 1986 (the "Code"). Section 162(m) limits the Company's tax deduction to $1.0 million per year for certain compensation paid in a given year to the Chief Executive Officer and the four highest compensated executives other than the Chief Executive Officer named in the Summary Compensation Table. According to the Code and corresponding regulations, compensation that is based on attainment of pre-established, objective performance goals and complies with certain other requirements will be excluded from the $1.0 million deduction limitation. The Company's policy is to structure compensation awards for covered executives that will be fully deductible where doing so will further the purposes of the Company's executive compensation program. However, the Compensation Committee also considers it important to retain flexibility to design compensation programs that recognize a full range of performance criteria important to the Company's success, even where compensation payable under such programs may not be fully deductible. The Company expects that all compensation payments in 1997 to the individuals listed in the Summary Compensation Table will be fully deductible by the Company.

     Conclusion

     The Compensation Committee believes that the quality of executive leadership significantly affects the long-term performance of the Company and that it is in the best interest of the stockholders to compensate fairly executive leadership for achievement meeting or exceeding the high standards set by the Compensation Committee, so long as there is a corresponding risk when performance falls short of such standards. A primary goal of the Compensation Committee is to relate compensation to corporate performance. Based on the Company's performance in 1997, the Compensation Committee believes that the Company's current executive compensation program meets such standards and has contributed, and will continue to contribute, to the Company's and its stockholders' long-term success.

                               COMPENSATION, STOCK OPTION AND BENEFITS COMMITTEE
                                                     Herbert A. Cohen (Chairman)
                                                               David L. Mitchell
                                                                 Edwin L. Harper

     The Report of the Compensation Committee on Executive Compensation shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

Stockholder Return Performance Presentation

     The following line graph compares the value of $100 invested in the Company's Common Stock from July 1, 1996 through December 31, 1997, with a similar investment in the AMEX Market Value Index and the Dow Jones Pollution Control/Waste Management Index.


Research Data Group, Inc.                           Total Return - Data Summary



CXI                                                   Cumulative Total Return
                                       ------------------------------------------------------
                                       7/01/96  9/96    12/96    3/97    6/97   9/97    12/97

COMMODORE APPLIED TECHNOLOGIES, INC.     100     126      95     136     113     105      57

AMEX MARKET VALUE INDEX                  100      99     101     101     111     125     123

DOW JONES POLLUTION CONTROL/WASTE MA     100      99     101     100     109     120     109

Certain Relationships and Related Transactions

     Organization and Capitalization of the Company

     Since its acquisition of the capital stock of Commodore Laboratories, Inc. (the Company's predecessor) in 1993, Environmental has advanced an aggregate of $8,925,426 to the Company, which has been used to finance the development of SET, including salaries of personnel, equipment, facilities and patent prosecution. These cash advances by Environmental have been evidenced by successive unsecured 8% promissory notes (the most recent note being hereinafter referred to as the "Environmental Funding Note"). Kraft Capital Corporation ("Kraft"), a corporation wholly owned by Bentley J. Blum, a principal stockholder of Environmental and a director of the Company and of Environmental, provided approximately $656,000 of such financing to Environmental. Environmental provided additional advances to the Company of $978,896 for the first fiscal quarter of 1996, which were repaid by the Company subsequent to its obtaining a line of credit from a commercial bank in April 1996.

     In March 1996, the Company was formed as a wholly-owned subsidiary of Environmental. Prior to the Company's initial public offering in June 1996 (the "IPO"), in exchange for the issuance of 15,000,000 shares of Common Stock, Environmental contributed to the Company (i) all of the assets and properties (including joint working proposals, quotations and bids in respect to projects and contracts awarded for feasibility studies), subject to all of the liabilities, of its operating divisions relating to SET and the exploitation of the SET technology and processes in all commercial and governmental applications; (ii) all of the outstanding shares of the capital stock of each of Commodore Laboratories, Inc., Commodore Remediation Technologies, Inc., Commodore Government Environmental Technologies, Inc., Commodore Technologies, Inc. and Sandpiper Properties, Inc. (except for a 9.95% minority interest in Commodore Laboratories, Inc. which, at the time, was held by Albert E. Abel); and (iii) a portion of the Environmental Funding Note in the amount of $3.0 million.

     In April 1996, Bentley J. Blum personally guaranteed a $2.0 million line of credit for the Company from a commercial bank. The initial borrowings under the line of credit, in the approximate amount of $1.0 million, were utilized to repay advances made by Environmental to the Company in 1996, and Environmental, in turn, utilized such funds to repay Kraft the funds provided by Kraft to Environmental for purposes of the advances to the Company. The Company applied $2.0 million of the net proceeds of its IPO to repay the line of credit, and Mr. Blum's guarantee was released at such time.

     Upon completion of the IPO in June 1996, Environmental acquired from Albert
E. Abel the remaining 9.95% of the outstanding shares of common stock of Commodore Laboratories, Inc. and contributed such shares to the Company for no additional consideration. To acquire the remaining shares of Commodore Laboratories, Inc., Environmental paid Mr. Abel the sum of $750,000 in cash, and issued a ten-year, 8% promissory note to Mr. Abel in the principal amount of $2,250,000, payable as to interest only until the maturity of the note on the tenth anniversary of the date of issuance. Simultaneously, the Company settled all outstanding obligations for accrued compensation payable to Mr. Abel and for amounts receivable by the Company from Mr. Abel, and the net payment to Mr. Abel arising therefrom approximated $120,000. The Company paid such amount to Mr. Abel from the proceeds of the IPO.

     In October 1996, the Company acquired all of the outstanding shares of capital stock of Advanced Sciences. Advanced Sciences, together with its subsidiaries, provides a full range of environmental and technical services, including identification, investigation, remediation and management of hazardous and mixed waste sites, to government agencies, including the DOD and DOE, and to private companies located in the United States and abroad. In consideration for all of the outstanding shares of capital stock of Advanced Sciences, the former shareholders of Advanced Sciences received an aggregate of 450,000 shares of Common Stock. Simultaneously, the Company also acquired of all of the outstanding shares of capital stock of ASE. ASE, a newly formed entity with no history of operations, had an option to purchase all of the outstanding capital stock of Advanced Sciences and was acquired by the Company for the purpose of enabling the Company to effect its acquisition of Advanced Sciences. The former shareholders of ASE received, in consideration for all of the outstanding shares of capital stock of ASE, an aggregate of 450,000 shares of Company Common Stock.

     In December 1996, the Company transferred certain of its operating assets related to its SET technology to Solution, subject to certain liabilities related to such assets, in exchange for 100 shares of common stock of Solution, representing all of the issued and outstanding shares of capital stock of Solution. Solution agreed to assume all of the net assets of the Company relating to its SET technology at December 1, 1996, which assets had an aggregate value of approximately $4.0 million at such date, and all known or unknown contingent or unliquidated liabilities of and claims against the Company and its subsidiaries to the extent they relate to or arise out of the transferred assets. The Company retained, among other things, (a) all temporary cash investments of the Company at December 1, 1996, aggregating approximately $14.1 million, and (b) the principal executive offices and related assets of the Company which, at the time, were located in McLean, Virginia.

     In December 1996, as part of a corporate restructuring to consolidate all of its current environmental technology businesses within the Company, Environmental transferred to the Company all of the capital stock of Separation and CFC Technologies. In addition, Environmental assigned to the Company notes aggregating $976,200 at December 2, 1996, representing advances previously made by Environmental to Separation. Such advances have been capitalized by the Company as its capital contribution to Separation. In consideration for such transfers, the Company paid Environmental $3.0 million in cash and issued to Environmental a warrant expiring December 2, 2003 to purchase 7,500,000 shares of the Company's Common Stock at an exercise price of $15.00 per share, valued at $2.4 million. Such warrant was subsequently amended to, among other things, reduce the exercise price thereof to $10.00 per share. See "--February 1998 Intercompany Note."

     Services Agreement

     In September 1997, the Company, Environmental, Separation, Advanced Sciences, and certain other affiliates of the Company (the "Affiliated Parties") entered into a services agreement, dated as of September 1, 1997 (the "Services Agreement"), whereby the Company and the Affiliated Parties agreed to cooperate in sharing, where appropriate, costs related to accounting services, financial management, human resources and personnel management and administration, information systems, executive management, sales and marketing, research and development, engineering, technical assistance, patenting, and other areas of service as are appropriately and necessarily required in the operations of the Company and the Affiliated Parties (collectively, the "Services"). Pursuant to the Services Agreement, services provided by professional employees of the Company and the Affiliated Parties to one another are charged on the basis of time actually worked as a percentage of salary (including cost of benefits) attributable to that professional. In addition, charges for rent, utilities, office services and other routine charges regularly incurred in the normal course of business are apportioned to the professionals working in the office on the basis of salary, and then charged to any party in respect of whom the professional devoted such time based upon time actually worked. Furthermore, charges from third parties, including, without limitation, consultants, attorneys and accountants, are levied against the party actually receiving the benefit of such services. Pursuant to the Services Agreement, the Company acts as the coordinator of billings and payments for Services on behalf of itself and the other Affiliated Parties.

     Transactions with Lanxide

     In August 1996, the Company loaned $1.5 million to Lanxide Performance Materials ("LPM"), a wholly-owned subsidiary of Lanxide, evidenced by a promissory note, dated August 30, 1996 (the "LPM Note"). Lanxide, which specializes in the manufacture of ceramic bonding and refractory materials, is related to the Company by significant common beneficial ownership. The LPM Note is collateralized by the assets of LPM and guaranteed by Lanxide. The LPM Note became due on February 28, 1998. In March 1998, the Company transferred the LPM Note to Environmental, together with $500,000 in cash, as partial prepayment of a $4.0 million unsecured loan from Environmental to the Company in September 1997. See "--September 1997 Intercompany Convertible Note."

     Sale of Company Common Stock by Environmental

     In February 1998, Environmental sold (i) 1,381,692 shares of Common Stock of the Company and (ii) three-year warrants to purchase an aggregate of 150,000 shares of Company Common Stock at an exercise price equal to $6.00 per share, for an aggregate purchase price of $6.0 million (the "First Tranche Sale") in a private placement (the "Environmental Private Placement") to certain "accredited investors" as defined in Rule 501 of the

Securities Act. After deduction of fees and transaction costs associated with the First Tranche Sale totaling approximately $550,000, Environmental received aggregate net proceeds of approximately $5,450,000 from the First Tranche Sale. The shares of Company Common Stock issued and to be issued to the investors in connection with the Environmental Private Placement have been and will be issued from the account of Environmental, which, immediately prior to the First Tranche Sale, owned approximately 52% of the outstanding shares of Company Common Stock. As of March 26, 1998, Environmental owned approximately 43% of the outstanding shares of Company Common Stock.

     Pursuant to the terms of the Environmental Private Placement, Environmental may be required to issue up to a maximum of 1,618,308 additional shares of Company Common Stock to the investors, for no additional consideration, in the event that 90% of the average closing bid price of the Common Stock for a certain period of time is less than the $4.3425 per share purchase price of the Common Stock sold in the First Tranche Sale. Environmental will, for a certain period of time, have the right and option (but not the obligation) to require the investors to purchase (i) an aggregate amount of additional shares of Company Common Stock equal to 4,000,000 divided by 90% of the average closing price per share of the Common Stock for the five trading days immediately prior to the closing date of such sale and (ii) warrants to purchase an aggregate of 100,000 shares of Company Common Stock at an exercise price per share equal to the greater of $6.00 or 125% of the per share purchase price of the shares of Common Stock sold pursuant to (i) above, for an aggregate purchase price of $4.0 million (the "Second Tranche Sale"). As in the case of the First Tranche Sale, Environmental may be required to issue additional shares of Company Common Stock to the investors in connection with the Second Tranche Sale, for no additional consideration, in the event that 90% of the average closing bid price of the Common Stock for a certain period of time is less than the per share purchase price of the Common Stock sold in the Second Tranche Sale.

     Pursuant to the terms of the Environmental Private Placement, if during a certain period of time Environmental sells, or the Company issues, any shares of Common Stock ("First Future Shares") at a price per share that is less than the per share purchase price of the Common Stock sold in the First Tranche Sale or Environmental sells, or the Company issues, any shares of Common Stock ("Second Future Shares") at a price per share that is less than the per share purchase price of the Common Stock sold in the Second Tranche Sale, Environmental will issue to the investors, for no additional consideration, a number of additional shares of Company Common Stock equal to (a) with respect to First Future Shares, an amount equal to the difference between (i) 6,000,000 divided by the price at which the First Future Shares were sold or issued and (ii) 1,381,692, and (b) with respect to Second Future Shares, an amount equal to the difference between
(i) 4,000,000 divided by the price at which the Second Future Shares were sold or issued and (ii) the amount equal to the number of shares of Common Stock sold in the Second Tranche Sale. Notwithstanding the foregoing, the terms "First Future Shares" and "Second Future Shares" do not include any shares of Common Stock which may be issued in the future upon conversion or exercise of, or pursuant to the terms of any agreement entered into by the Company or Environmental in respect of, securities of the Company and/or Environmental which have been issued prior to February 9, 1998.

     The Company has agreed to file registration statements (the "Registration Statements") on Form S-3, or other applicable form of registration statement, under the Securities Act covering all of the shares of Common Stock that have been and may be issued to the investors in the Environmental Private Placement, and to keep such Registration Statements continuously effective under the Securities Act for a period of two years after their respective effective dates or such earlier date when all shares covered by the Registration Statements have been sold or may be sold without volume restrictions under the Securities Act (the "Effective Period").

     February 1998 Intercompany Note

     Upon receipt of the net proceeds of the Environmental Private Placement, Environmental provided a $5,450,000 unsecured loan to the Company, evidenced by the Intercompany Note. Pursuant to the terms of the Intercompany Note, interest on the unpaid principal balance of the Intercompany Note is payable at the rate of 8% per annum semiannually in cash. The unpaid principal amount of the Intercompany Note is due and payable, together with accrued and unpaid interest, on the earlier to occur of (a) December 31, 1999, or (b) consummation of any public offering or private placement (other than the Environmental Private Placement) of securities of the Company with net proceeds aggregating in excess of $6.0 million, other than in respect of working capital financing or secured financing of assets received by the Company in the ordinary course of business from any bank or other lending institution, provided that if such funds are raised in a private placement during the period commencing on February 9, 1998 and ending on the last day of the Effective Period, then the Intercompany Note will not be payable unless a Registration Statement has been effective for 75 consecutive days and is effective on the date of such repayment. The Company will use the net proceeds of the loan solely for working capital and general corporate purposes and not for the satisfaction of any portion of Company debt or to redeem any Company equity or equity-equivalent securities.

     In connection with the loan, the Company amended and restated in its entirety a five-year warrant to purchase 7,500,000 shares of Common Stock issued to Environmental on December 2, 1996 to, among other things, reduce the exercise price of the warrant from $15.00 per share to $10.00 per share. In addition, the Company issued to Environmental an additional five-year warrant to purchase 1,500,000 shares of Common Stock at an exercise price of $10.00 per share.

     September 1997 Intercompany Convertible Note

     In September 1997, Environmental provided a $4.0 million unsecured loan to the Company, evidenced by the Company's 8% convertible subordinated note (the "Convertible Note"). Pursuant to the terms of the Convertible Note, the Company is obligated to pay Environmental interest only at the rate of 8% per annum, payable quarterly. Unless converted into Common Stock at any time, the unpaid principal amount of the Convertible Note is due and payable, together with accrued and unpaid interest, on August 31, 2002. Payment of principal and accrued interest under the Convertible Note is subordinated to all other indebtedness for money borrowed of the Company. Environmental has the right to convert the Convertible Note into shares of Common Stock at a conversion price of $3.89 per share. Such conversion price was fixed at approximately 85% of the five day average closing bid price of Common Stock ($4.575 per share) prior to August 22, 1997, the date that the executive committees of the respective boards of directors of the Company and Environmental authorized such loan. In connection with the $4.0 million loan, the Company issued Environmental a five-year warrant to purchase 1,000,000 shares of Common Stock at an exercise price of $5.0325 per share (approximately 110% of the $4.575 five day average closing bid price of Common Stock prior to August 22, 1997).

     In March 1998, the Company prepaid $2.0 million of the Convertible  Note by
(i) paying Environmental the sum of $500,000 in cash and (ii) transferring to Environmental the LPM Note. To induce Environmental to accept the Company's prepayment of $2.0 million of the Convertible Note (and thereby give up the right to convert $2.0 million of the Convertible Note into Common Stock), the Company issued to Environmental an additional warrant to purchase up to 514,000 shares of Common Stock at an exercise price of $4.50 per share. Such exercise price was fixed at approximately 110% of the closing sale price of the Common Stock on February 20, 1998, the trading day immediately prior to the date the Board of Directors of the Company approved such prepayment. The estimated fair value of such warrant is approximately $340,000. See "--Transactions with Lanxide."

     Sale of Series D Preferred Stock by Environmental

     In May and August 1997, Environmental sold an aggregate of 88,000 shares of its Series D Preferred Stock for an aggregate purchase price of approximately $7.8 million. The Series D Preferred Stock is convertible into shares of the Company's Common Stock held by Environmental, at a conversion price equal to 85% of the lower of (a) the average of the low prices, or (b) the average of the closing bid prices of the Common Stock of the Company for the previous five business days ending on the day prior to conversion (the "Average Closing Bid Price"). The conversion price of the Series D Preferred Stock will be equal to certain amounts set forth in the Certificate of Designation, Rights and Preferences for the Series D Preferred Stock if the Average Closing Bid Price of the Common Stock for any consecutive 30 days is equal to or less than $2.00, provided that in no event will the conversion price of the Series D Preferred Stock be less than $1.50.

     The purchasers of the Series D Preferred Stock also received five-year warrants to purchase an aggregate of 1,175,000 shares of the Company's Common Stock held by Environmental at exercise prices ranging from $5.15 per share to $7.14 per share. Such exercise prices are (in addition to customary anti-dilution adjustments) subject to reset on August 18, 1998 to an exercise price equal to the lesser of (i) the exercise price in effect immediately prior to August 18, 1998, or (ii) 110% of the closing bid price of the Common Stock on August 17, 1998. In addition, if the Common Stock trades at less than 50% of the August 17, 1998 closing bid price for any 10 consecutive trading days, the exercise price is subject to further reset (on one occasion only) to 50% of such August 17, 1998 closing bid price. In addition, affiliates of the finder received warrants to purchase an aggregate of 85,000 shares of Common Stock from Environmental at exercise prices ranging from $5.15 per share to $7.14 per share. The Company has an effective registration statement on file with the Commission covering the shares of Common Stock into which the shares of Series D Preferred Stock are convertible, as well as the 1,260,000 shares of Common Stock transferable by Environmental upon exercise of the foregoing warrants.

     License of SET Technology

     As a result of its acquisition of the capital stock of Commodore Labs, the Company acquired all patents, discoveries, technology and other intellectual property in connection with the SET process which it later transferred to Solution effective December 1, 1996. Environmental licenses from Solution the exclusive worldwide right with the right to sublicense, to make, use, sell and exploit, itself or jointly with other third parties, for the life of all patents now or hereafter owned by Solution, the SET process and all related technology underlying such patents and intellectual property in all domestic and international commercial and industrial applications, in connection with the destruction of CFCs and other ozone-depleting substances (the "CFC Business"); provided that such license expressly limits the rights of the licensee(s) and others who may be sub-licensees or users of the Company's patents and technologies to the CFC Business.

     CFC Technology and Support Agreement

     The Company has entered into a five-year technology and technical support agreement with Environmental and CFC Technologies. Pursuant to such agreement, the Company will provide certain research and development, equipment engineering and technical support to enable Environmental and CFC Technologies to exploit the CFC Business. Under such agreement, the Company will provide Environmental and CFC Technologies the services of certain Company personnel and equipment. The Company will charge CFC Technologies and Environmental a fee equal to the sum of (a) the actual costs of all materials and equipment utilized in connection with such services; and (b) an hourly rate allocable to the services rendered by all Company personnel which shall be equal to 120% of the average hourly rate of compensation then payable by the Company to such persons (based on a 35-hour work week). Under the terms of the technology and technical services agreement, in no event will the employees of the Company be required to expend in excess of 25% of their business and professional time in any 90-day period in rendering services to Environmental or CFC Technologies, without the majority approval or consent of Herbert A. Cohen and David L. Mitchell, or such other members of the Board of Directors of the Company not otherwise affiliated with or employed by Environmental, the Company or any of their respective subsidiaries.

     Future Transactions

     In June 1996, the Company's Board of Directors adopted a policy whereby any future transactions between the Company and any of its subsidiaries, affiliates, officers, directors and principal stockholders, or any affiliates of the foregoing, will be on terms no less favorable to the Company than could reasonably be obtained in "arm's-length" transactions with independent third-parties, and any such transactions will also be approved by a majority of the Company's disinterested non-management directors.

                                   PROPOSAL 2

               RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     On December 11, 1996, the Company and its former auditors, Tanner + Co. ("Tanner"), mutually agreed to terminate the client-auditor relationship between the Company and Tanner effective as of such date. Additionally, as of December 19, 1996, the Company retained Price Waterhouse LLP to serve as independent accountants. The decision to terminate the Company's client-auditor relationship with Tanner and to retain Price Waterhouse LLP was recommended by the Audit Committee of the Board of Directors and unanimously approved by the Board of Directors of the Company.

     During the Company's fiscal year ended December 31, 1995, Tanner's report on the Company's financial statements neither contained any adverse opinion or disclaimer of opinion, nor were qualified or modified as to any uncertainty, audit scope or accounting principles, except that Tanner's auditors reports on the Company's consolidated financial statements for the year ended December 31, 1995 contained an additional paragraph relating to the Company continuing as a going concern, due to significant losses and a deficit in working capital.

     During the Company's fiscal year ended December 31, 1995, there were no disagreements between the Company and Tanner on any matters of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Tanner, would have caused Tanner to make reference to the subject matter of the disagreements in connection with its report.

     No "reportable events" as described under Item 304(a)(1)(v) of Regulation S-K occurred during the Company's fiscal year ended December 31, 1995.

     Prior to engaging Price Waterhouse LLP, the Company did not consult Price Waterhouse LLP regarding any of the matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.

     The Board of Directors has selected Price Waterhouse LLP, which served as the Company's independent auditors for the years ended December 31, 1997 and 1996, to serve as the Company's independent auditors for the year ending December 31, 1998. The Board of Directors is submitting its selection of Price Waterhouse LLP as the Company's independent auditors for ratification at the Annual Meeting in order to ascertain the views of stockholders of the Company regarding such selection. If the appointment of Price Waterhouse LLP is not ratified, the Board of Directors will reconsider its selection and, if practicable, retain another firm to serve as the Company's independent auditors. The Board of Directors reserves the right to select new independent auditors at any time which it may deem advisable or necessary.

     Ratification of this proposal requires the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting. Unless contrary instructions are indicated on the proxy cards, all shares represented by valid proxies received pursuant to this solicitation (and which have not been revoked in accordance with the procedures set forth herein) will be voted "FOR" the ratification of the appointment of Price Waterhouse LLP as the Company's independent auditors for the year ending December 31, 1998.

     Representatives of Price Waterhouse LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

         THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF PRICE WATERHOUSE LLP AS THE
      COMPANY'S INDEPENDENT AUDITORS FOR THE YEAR ENDED DECEMBER 31, 1998.

                  STOCKHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

     Stockholders who wish to present proposals appropriate for consideration at the Company's Annual Meeting of Stockholders to be held in 1999 must submit the proposal in proper form to the Secretary of the Company at the Company's address set forth on the first page of this Proxy Statement not later than December 31, 1998, in order for the proposal to be considered for inclusion in the Company's proxy statement and form of proxy relating to such annual meeting. It is suggested that such proposal be sent by Certified Mail, Return Receipt Requested.

             OTHER MATTERS WHICH MAY COME BEFORE THE ANNUAL MEETING

     The Board of Directors is aware of no other matters, except for those incident to the conduct of the Annual Meeting, that are to be presented to stockholders for formal action at the Annual Meeting. If, however, any other matters properly come before the Annual Meeting or any adjournment thereof, it is the intention of the persons named in the accompanying proxy card to vote the same in accordance with their own judgment and their discretion.

                                OTHER INFORMATION

     A copy of the Company's 1997 Annual Report to Stockholders is being furnished herewith to each stockholder of record as of the Record Date.

     THE COMPANY WILL FURNISH WITHOUT CHARGE TO EACH PERSON WHOSE PROXY IS BEING SOLICITED BY THIS PROXY STATEMENT, ON THE WRITTEN REQUEST OF SUCH PERSON, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR ITS FISCAL YEAR ENDED DECEMBER 31, 1997. SUCH REQUEST SHOULD BE ADDRESSED TO MICHAEL D. FULLWOOD, SENIOR VICE PRESIDENT, CHIEF FINANCIAL AND ADMINISTRATIVE OFFICER, SECRETARY AND GENERAL COUNSEL, COMMODORE APPLIED TECHNOLOGIES, INC., 150 EAST 58TH STREET, SUITE 3400, NEW YORK, NEW YORK 10155.

                           By Order of the Board of Directors


                           MICHAEL D. FULLWOOD
                           Senior Vice President, Chief Financial and
                           Administrative Officer, Secretary and General Counsel

New York, New York
April 30, 1998

                                  FORM OF PROXY
                      COMMODORE APPLIED TECHNOLOGIES, INC.
                    THIS PROXY IS SOLICITED ON BEHALF OF THE
                        BOARD OF DIRECTORS OF THE COMPANY

     The undersigned, a stockholder of COMMODORE APPLIED TECHNOLOGIES, INC., a Delaware corporation (the "Company"), hereby appoints Paul E. Hannesson and Michael D. Fullwood, and each of them, as proxies for the undersigned, each with full power of substitution, and hereby authorizes them to represent and to vote, as designated below, all of the shares of Common Stock of the Company held of record by the undersigned at the close of business on April 27, 1998 at the Annual Meeting of Stockholders of the Company to be held on Wednesday, June 3, 1998, at 11:00 a.m., local time, at The Links Club, 36 East 62nd Street, New York, New York 10021, and at any adjournment or postponement thereof.

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, SUCH SHARES WILL BE VOTED FOR ALL NOMINEES FOR DIRECTOR IDENTIFIED BELOW AND FOR PROPOSAL 2 SET FORTH BELOW.

1. To elect the following nominees as directors of the Company to hold office until the Annual Meeting of Stockholders to be held in 1999, and until their respective successors are duly elected and have qualified: Paul E. Hannesson, Kenneth L. Adelman, Ph.D., Bentley J. Blum, Herbert A. Cohen, David L. Mitchell, Ed L. Romero, Thomas E. Noel, Tom J. Fatjo, Jr. and William R. Toller.

     FOR ALL NOMINEES (except as marked to the contrary)   WITHHOLD ALL NOMINEES
                           (   )                                   (   )

     AUTHORITY TO WITHHOLD A VOTE FOR ANY OF THE ABOVE NAMED INDIVIDUALS SHOULD BE INDICATED BY LINING THROUGH OR OTHERWISE STRIKING OUT THE NAME OF THE NOMINEE.

2. To ratify the appointment of Price Waterhouse LLP as the Company's independent auditors for the year ending December 31, 1998.

     (   ) FOR                   (   ) AGAINST                     (   ) ABSTAIN

3. Upon such other matters as may properly come before such Annual Meeting and any adjournments or postponement thereof. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

                               (See reverse side)

                           (Continued from other side)

     The undersigned hereby acknowledges receipt of (1) the Notice of Annual Meeting for the 1998 Annual Meeting, (2) the Proxy Statement and (3) the Company's 1997 Annual Report to Stockholders.


Dated: ______________________, 1998   _________________________________
                                               Signature


                                      _________________________________
                                      Print Name


                                      _________________________________
                                      Signature, if Jointly Held


                                      _________________________________
                                      Print Name

                                      PLEASE SIGN  EXACTLY AS YOUR NAME  APPEARS
                                      HEREIN, if signing as attorney,  executor,
                                      administrator,    trustee   or   guardian,
                                      indicate such capacity.  All joint tenants
                                      must sign. If a  corporation,  please sign
                                      in full  corporate  name by  president  or
                                      other    authorized    officer.    If    a
                                      partnership, please sign in partnership name by authorized person.

                                      The Board of Directors requests that you fill in the date and sign the proxy and return it in the enclosed envelope.

                                      IF THE  PROXY IS NOT  DATED  IN THE  ABOVE
                                      SPACE, IT IS DEEMED TO BE DATED ON THE DAY
                                      ON WHICH IT WAS MAILED BY THE CORPORATION.